CONSULTING AGREEMENT

This Consulting Agreement, dated as of November 27, 2013 (“Agreement”), is by and between PTC Inc., a Massachusetts corporation having its principal business address at 140 Kendrick Street, Needham, Massachusetts 02494 (“PTC”), and Michael E. Porter, having a business address at Harvard Business School, Soldier’s Field Road, Ludcke House, Boston, MA 02163 (“Consultant”).

ARTICLE 1
SERVICES TO BE PERFORMED BY CONSULTANT

1.1 Services.  Consultant is engaged to provide the following consulting services (the “Services”) to PTC:

(a)           Strategic Consulting Services.  Consultant shall participate in strategic consulting sessions and other meetings and discussions with PTC executives and staff with respect to PTC’s corporate strategy, product and market initiatives, market positioning and marketing for PTC and its products and services.  Consultant shall provide his perspective and strategic advice with respect to such matters and shall also assist PTC in developing approaches and materials such as “white papers’ and strategy statements to support the same.

(b)           Executive Events.  Consultant will serve as a principal speaker at, and assist in the development of, strategy events with such executives as may be invited by PTC.  Such events will be held at Consultant’s offices at the Harvard Business School or at such other locations as may be mutually agreed from time to time and at times as may be mutually agreed from time to time.

1.2 Oversight.  Consultant will determine the methods and means Consultant will use to perform the services to be carried out for PTC.

ARTICLE 2
COMPENSATION AND EXPENSES

2.1 Compensation.

(a)           Strategic Consulting Services.  For the strategic consulting services described in Section 1.1(a) above, PTC shall issue to Consultant a one-time grant of restricted stock units (“RSUs,” each of which represents the right to one share of PTC’s common stock, $.01 par value per share) under PTC’s 2000 Equity Incentive Plan in an amount equal to approximately $200,000 on the date of grant (based on the closing price of PTC’s common stock on such date), which RSUs shall vest in two substantially equal installments on each of (i) November 15, 2014 and (ii) the earlier of the date of PTC’s 2015 Annual Stockholders’ Meeting  or March 15, 2015, unless earlier forfeited or accelerated as set forth below and in the form of Restricted Stock Unit Agreement attached hereto as Appendix A.

(b)           Executive Events.  For each event described in Section 1.1(b) above, PTC shall pay Consultant a fee of $60,000.  PTC shall also reimburse Consultant for his reasonable costs and expenses incurred in connection with such executive events in accordance with PTC’s expense reimbursement policies.

2.2           Compensation Limit.  In no event shall the aggregate amount of fees to be paid to Consultant under Section 2.1(b) of this Agreement exceed $240,000.

2.3           Taxes; No Withholding.  Consultant shall have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by PTC to Consultant hereunder.

2.4           No Warranty.  PTC makes no representation, warranty or covenant with respect to the performance of PTC’s common stock.  Consultant understands, acknowledges and agrees that the value of the RSUs (based on the value of PTC’s common stock), which constitute the only compensation payable hereunder for the strategic consulting services described in Section 1.1(a), may not increase, may decrease and may be less than $200,000 in the aggregate based on the values of the shares of PTC stock issued on vesting of the RSUs on the respective vest dates.

ARTICLE 3
INDEPENDENT CONTRACTOR STATUS

It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venturer, or partner of PTC.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between PTC and either Consultant or any employee or agent of Consultant.  Consultant shall retain the right to perform work for others during the terms of this Agreement, provided such work does not otherwise violate the provisions of Article 4 of this Agreement.  PTC shall retain the right to cause work of the same or a different kind to be performed by its own personnel or other contractors during the term of this Agreement.

ARTICLE 4
CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS

4.1 Confidentiality.  Consultant shall maintain in strict confidence, and shall use and disclose only as authorized by PTC, all information of a competitively sensitive or proprietary nature that he receives in connection with the work performed for PTC hereunder.  Consultant agrees that, by its nature, the services to be performed hereunder, and any information gathered or compiled in connection therewith, is of a competitively sensitive nature which must be maintained in the strictest of confidence.  Notwithstanding the foregoing, Consultant may use the information gathered, compiled or learned in connection with his engagement hereunder in connection with his own work and writings as long as (i) such information does not constitute confidential information of the Company, and (ii) Consultant obtains the prior consent of the Company to the inclusion of any such information in any writing circulated or published by him or on his behalf, which consent by the Company shall not be unreasonably withheld or delayed (provided that, in connection with any such request, Consultant shall provide the Company with not less than five (5) business days in which to consider such request).  The restrictions set forth in this Section 4.1 shall not be construed to apply to (1) information generally available to the public; (2) information released by PTC generally without restriction; (3) information independently developed or acquired by Consultant without reliance in any way on other protected information of PTC; or (4) information approved in advance in writing for the use and disclosure of Consultant without restriction.  Notwithstanding the foregoing restrictions, Consultant may use and disclose any information (a) to the extent required by an order of any court or other governmental authority or (b) as necessary for him to protect his interest in this Agreement, but in each case only after PTC has been so notified in advance in writing and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

4.2 Ownership of Work Product.  Consultant hereby assigns to the Company, for no additional consideration, all Consultant’s rights, including copyrights, in all deliverables and other works prepared by Consultant under this Agreement; provided, however, that Consultant shall jointly own with the Company the copyright in any article on which he is a named author with the Company.  Consultant shall, and shall cause his agents to, promptly sign and deliver any documents and take any actions that the Company reasonably requests to establish and perfect the rights assigned to the Company under this Section 4.2.

ARTICLE 5
TERM AND TERMINATION

5.1 Term.  This Agreement will remain in full force and effect until the earlier of (a) the date of PTC’s 2015 Annual Stockholders’ Meeting; (b) March 15, 2015; or (c) the date the Agreement is terminated in accordance with the provisions of Section 5.2 hereof.

5.2 Termination of Agreement.

(a)           By Consultant.  Consultant may terminate this Agreement at any time upon thirty (30) days’ advance written notice to PTC.

(b)           By PTC without Cause.  PTC may terminate this Agreement without Cause (as defined in Section 5.2(c) below) effective immediately at any time upon written notice to Consultant.

(c)           By PTC for Cause.  PTC may terminate this Agreement for Cause (as defined below), effective immediately upon written notice to Consultant that, in the good faith judgment of the Board, (1) an event constituting Cause has occurred, and (2) either Consultant had a reasonable opportunity to take remedial action but failed or refused to do so, or an opportunity to take remedial action would not have been meaningful or appropriate under the circumstances.  “Cause” means (i) Consultant shall have willfully committed an act of dishonesty or breach of trust, or willfully acted in a manner which is inimical or injurious to the business or interest of PTC, (ii) Consultant shall have willfully violated or breached any of the provisions of this Agreement and such violation or breach resulted in demonstrable injury to PTC and was not remedied within thirty (30) days of receipt of written notice of such violation or breach, if remediable, (iii) Consultant’s act or omission to act has resulted in or was intended to result in gain to or personal enrichment of Consultant at PTC’s expense, or (iv) Consultant shall have been convicted of a felony or any crime involving larceny, embezzlement or moral turpitude.

5.3 Effect of Termination.

(a)           Services.  Upon termination of this Agreement, Consultant shall be relieved of performing the Services set forth in Section 1.1, except for such events under Section 1.1(b) as have been scheduled prior to the termination date.

(b)           Shares.  If this Agreement is terminated by Consultant pursuant to Section 5.2(a) or by PTC pursuant to Section 5.2(c), all unvested RSUs shall be forfeited.  If this Agreement is terminated by PTC pursuant to Section 5.2(b), all unvested RSUs shall automatically accelerate and vest.

5.4 Survival.  In the event of any termination of this Agreement, Articles 4 and 6 hereof shall survive and continue in effect.

ARTICLE 6
GENERAL PROVISIONS

6.1 Notices.  Any notices to be given hereunder by either party to the other shall be delivered to the address set forth in the introductory paragraph of this Agreement (and in the case of notice to the Company, shall be addressed to the General Counsel) and may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested.  Notices delivered personally will be deemed communicated as of actual receipt.  Mailed notices will be deemed communicated as of two days after mailing.

6.2 Entire Agreement of the Parties; Supersedes All Prior Agreements.  This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the rendering of services by Consultant for PTC and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever.

6.3 Partial Invalidity.  If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

6.4 Parties in Interest.  This Agreement is enforceable only by Consultant and PTC.  The terms of this Agreement are not a contract or assurance regarding compensation, continued engagement, or benefit of any kind to Consultant, or any beneficiary of Consultant, and neither Consultant, nor any such beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

6.5 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6.6 Successors.  This Agreement shall inure to the benefit of, and be binding upon, Consultant and PTC, and their permitted successors and assigns.  This Agreement, and the rights and obligations hereunder, may not be assigned, nor may the duties be delegated, by Consultant.  PTC may assign this Agreement, and the rights and obligations hereunder, and may delegate the duties, to any entity that controls, is controlled by, or is under common control with PTC, or to any purchaser or other transferee of all or substantially all of PTC’s assets or business.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT /s/ Michael E. Porter Michael E. Porter	PTC INC. By: /s/ James E. Heppelmann Name: James E. Heppelmann Title: President and Chief Executive Officer

Appendix A

PTC INC.

2000 Equity Incentive Plan
Restricted Stock Unit Agreement

Grantee: Michael Porter		Date: November ____, 2013	Grant No. ___________

Number of Restricted Stock Units (“Consulting RSUs”): ____________________________________

Vesting Schedule:	As to _____	Consulting RSUs on November 15, 2014,
	and _____	Consulting RSUs on the earlier of the date of PTC’s 2015 Annual Stockholders' Meeting or March 15, 2015.

AGREEMENT dated as of the date set forth above between PTC Inc., a Massachusetts corporation (the “Company”), and the undersigned (the “Grantee”), pursuant to the Company’s 2000 Equity Incentive Plan (the “Plan”), receipt of a copy of which is hereby acknowledged by the Grantee. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan.

WHEREAS the Grantee is a consultant to the Company under a Consulting Agreement dated as of November __, 2013 by and between Grantee and the Company (the “Consulting Agreement”) under which the Company has agreed to provide compensation in the form of restricted stock units to the Grantee for the performance of certain services under such Consulting Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto mutually covenant and agree as follows:

1. Grant of Restricted Stock Units.  Pursuant to the Plan and subject to the restrictions and the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference, and in this Agreement, the Company grants to the Grantee and the Grantee accepts the restricted stock units of the Company set forth above (the “Consulting RSUs”).  As of the date hereof, each Consulting RSU represents the right to receive one share of Common Stock, $0.01 par value, of the Company.

2. Vesting of Restricted Stock Units; Issuance of Common Stock.  Upon each vesting of a Consulting RSU in accordance with the vesting schedule set forth above (each, a “Vest Date”), subject to Sections 4 and 6 below, the Company shall issue to the Grantee one share of Common Stock for each Consulting RSU that vests on such Vest Date (the “Shares”) as soon as practicable after such Vest Date, but in no event later than March 15 of the following calendar year.

3. Award and Consulting RSUs Not Transferable.  This Award and the Consulting RSUs are not transferable by the Grantee.

4. Termination of Consulting Agreement.

a. If the Consulting Agreement is terminated by the Grantee pursuant to Section 5.2(a) thereof or by the Company pursuant to Section 5.2(c) thereof or if the Grantee dies or becomes disabled and is unable to perform the services under the Consulting Agreement, all unvested Consulting RSUs, and any right or claim to the Shares, shall be immediately automatically and irrevocably terminated and forfeited.

b. If the Consulting Agreement is terminated by the Company pursuant to Section 5.2(b) thereof, all unvested Consulting RSUs shall automatically be vested.

5. No Right to Shares or as a Stockholder.  The Grantee shall not have any right in, to or with respect to any of the Shares (including voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Consulting RSUs until the Consulting RSUs are settled by issuance of such Shares to the Grantee.

6. Payment of Taxes.  The Grantee shall pay to the Company, or make provision satisfactory to the Committee for payment of any taxes required by law to be withheld with respect to the Shares no later than the date of the event creating the tax liability and in any event before the Shares are delivered to the Grantee.  The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Grantee.  In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the Shares may be paid in whole or in part in shares of Common Stock valued at their Fair Market Value on the date of delivery.  The Company may, in its discretion, withhold from the Shares delivered to the Grantee upon vesting of the Consulting RSUs such number of Shares as the Company determines is necessary to satisfy the minimum tax obligations required by law to be withheld or paid in connection with the issuance of such Shares, valued at their Fair Market Value on the date of issuance.

7. Securities and Other Laws. It shall be a condition to the Grantee’s right to receive the Shares hereunder that the Company may, in its discretion, require (a) that the Shares shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933, as amended (the “Act”), with respect to the Shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed issuance and delivery of the Shares to the Grantee shall be exempt from registration under the Act and the Grantee shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such Shares by the Company shall have been taken by the Company or the Grantee, or both.

8. Adjustment in Provisions.  In the event that there are any changes in the outstanding Common Stock of the Company by reason of stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other such transaction affecting the Company’s Common Stock, the number of Consulting RSUs and/or relevant portions of this Agreement shall be appropriately adjusted by the Committee, if necessary, to reflect equitably such change or changes.

9. Amendments. The Committee may amend, modify or terminate this Agreement, including substituting therefor another Award of the same or a different type, provided that Grantee’s consent to such action shall be required, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect Grantee.

10. Engagement. The Grantee shall not be deemed to have any rights to continued service as a consultant of the Company by virtue of the grant of the Consulting RSUs.  Neither the adoption, maintenance, nor operation of the Plan nor this Agreement shall confer upon the Grantee any right with respect to the continuance of such Grantee’s engagement as a consultant by the Company.

11. Decisions by Committee.  Any dispute or disagreement that shall arise under, or as a result of, or pursuant to this Agreement shall be resolved by the Committee in its absolute and sole discretion, and any such resolution or any other determination by the Committee under, or pursuant to, this Agreement and any interpretation by the Committee of the terms of this Agreement or the Plan shall be final, binding, and conclusive on all persons affected thereby.

12. Notices.  Any notice that either party hereto shall be required or permitted to give to the other shall be in writing and may be delivered personally, by facsimile or by mail, postage prepaid, addressed as follows:  to the Company at 140 Kendrick Street, Needham, Massachusetts 02494; Attention: General Counsel), or at such other address as the Company by notice to the Grantee may designate in writing from time to time, and to the Grantee at his or her address as shown below or at such other address as the Grantee, by notice to the General Counsel of the Company, may designate in writing from time to time.

13. Copies of the Plan.  Copies of the Plan may be obtained by Grantee upon written request without charge from the General Counsel of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set his or her hand, all as of the day and year first above written.

PTC INC.

By:
Name:
Title:

GRANTEE

Michael E. Porter